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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PowerCerv Corporation:

We consent to incorporation by reference in the registration statement
(No. 333-3960) on Form S-8 of PowerCerv Corporation of our report dated January 26, 1998, except with respect to Notes 9(c) and 10(c) which are as of February 25, 1998, relating to the consolidated balance sheets of PowerCerv Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of PowerCerv Corporation.


/s/ KPMG PEAT MARWICK LLP

Tampa, Florida
March 30, 1998